U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

                                Turner, Cal Jr.,
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

                               100 Mission Ridge
--------------------------------------------------------------------------------
                                    (Street)

                          Goodlettsville, TN 37072-2170
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

                         Dollar General Corporation DG

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



________________________________________________________________________________
4.   Statement for Month/Year

                                  February 2002

________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          Chairman, Chief Executive Officer (CEO)
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                 5.             6.
                                                 4.                              Amount of      Owner-
                                                 Securities Acquired (A) or      Securities     ship
                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                    Transaction   Transaction               (A)             Fiscal Year    Indirect  Beneficial
Title of Security     Date          Code             Amount   or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)            (mm/dd/yy)    (Instr. 8)                (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        02/23/2001        G             1,000(1)   D                              D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        04/10/2001        G             1,267      D                              D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        04/11/2001        G                 905    D                              D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock        10/02/2001        G             500,000    A                 5,714,094    D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                        11,075    I         By 401(k)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                            82    I         By Co-EXEC CTS Estate

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                     1,881,513    I         By Co-TTEE ETC TR

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                     1,293,620    I         By Co-TTEE HCTTR

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                     1,531,181    I         By Co-TTEE JST TR

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                     1,881,036    I         By Co-TTEE LJTD TR

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                    31,625,784    I         By Co-TTEE Turner Children's
                                                                                                             Trust
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                       150,000    I         By CT Annuity TR2001

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                       272,779    I         By Dugas Irrevocable TR

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                        10,265    I         By IRA
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                        98,058    I         By LWC Foundation

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                       727,587    I         By Spouse
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

                                                                          (Over)
(Form 5-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Stock Option/Emp/
  Spec/01-02-26     $19.55   02/26/01 A         (A)  111,785 08/31/01 02/26/11 Common     111,785          111,785   D
                                                                               Stock
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) Gift of 100 shares each made to 10 different individuals.


             /S/ Cal Turner Jr.                                 3/15/2002
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                                                                          Page 2